Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

Sales of $115.5 million, Net Income of $0.06 per diluted share, Confirms Lower End of Full-Year Guidance

Continues to Invest in Strategic Growth Initiatives

CANTON, Mass., May 30, 2024 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the first quarter of fiscal 2024, and updated sales and earnings guidance for the fiscal year.

First Quarter Financial Highlights

•
Total sales for the first quarter were $115.5 million, down 7.9% from $125.4 million in the first quarter of fiscal 2023. Comparable sales for the first quarter of fiscal 2024 decreased 11.3% as compared to the first quarter of fiscal 2023.
•
Net income for the first quarter was $0.06 per diluted share, as compared to net income of $0.11 per diluted share in the first quarter of fiscal 2023.
•
Adjusted EBITDA (a non-GAAP measure) for the first quarter was $8.2 million, or 7.1% of sales, as compared to $12.6 million, or 10.1% of sales in the first quarter of fiscal 2023.
•
Total cash and investments were $53.2 million at May 4, 2024, as compared to $46.0 million at April 29, 2023, with no outstanding debt for either period.
•
During the first quarter of fiscal 2024, the Company completed its $25.0 million stock repurchase program.

Management’s Comments

“We expected fiscal 2024 to be challenging, but our first quarter sales results were disappointing. Our guidance for fiscal 2024 assumed an improvement in first quarter sales; however, the macroeconomic pressures we observed in the second half of fiscal 2023 persisted, continuing to negatively impact store traffic and online conversion. Despite the difficult environment, our regimented operating process, structure and discipline helped us to deliver gross margins, inventory levels and operating expenses that were better than expected and we remain energized and focused on our strategic long-range plan growth initiatives,” said Harvey Kanter, President and Chief Executive Officer.

“As we outlined in our last earnings call, we are investing in four significant strategic initiatives to accelerate the growth trajectory of DXL while maintaining an acceptable level of profitability. We do not believe that our first quarter results reflect the growth potential of the DXL brand and expect that our growth initiatives will provide meaningful catalysts to drive sales and take share of the addressable Big & Tall market.

Marketing & Brand Building: We launched our new brand advertising campaign on May 13th to address very low awareness levels for the DXL offering. This campaign is driven by the extensive Big & Tall consumer insights work completed in 2023. The campaign is the first true brand marketing campaign work we have done since 2017, and began with a three-matched-market test in Boston, Detroit, and St. Louis.

Store Development: Our initiative to open new stores was driven by insights into the frustrations our customers have with limited access to our stores. Consumers told us that they do not shop with us because no store is near them. On May 25th, we opened our second store this year with six more expected later this year.

New Website Platform: We are transitioning to a new and improved eCommerce platform with the first element to launch in the next few weeks. The platform addresses friction online and will drive a richer and simpler consumer experience, as well as drive measurably greater speed and agility.

Alliances & Collaborations: On April 29th, we announced our alliance with Nordstrom to launch DXL's Big & Tall assortment on their digital marketplace platform which will allow us to bring the DXL experience beyond our four walls and directly to the Nordstrom customer.

“We knew fiscal 2024 would be a year of significant investment with an expectation of longer-range returns. While the immediate sales challenges are painful, we are very enthusiastic and we believe that these initiatives will drive meaningful sales growth and double-digit EBITDA margins," Kanter concluded.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2024 were $115.5 million, as compared to $125.4 million in the first quarter of fiscal 2023. Comparable sales for the first quarter decreased 11.3% with comparable sales from our stores down 11.4% and our direct business down 11.0%. The decrease in comparable store sales was slightly offset by an increase in non-comparable sales of $1.8 million and a $3.0 million shift in calendar weeks due to the 53rd week in fiscal 2023.

The decrease in comparable sales during the first quarter was primarily driven by a decrease in traffic in our stores and decreased conversion in our direct business. While traffic was down, our three new stores that opened last Fall in Queens, New York, Cincinnati, Ohio, and Pasadena, California all drove strong dollars per transaction and new-to-file rates that are approximately three times the chain average. The eleven Casual Male stores that were converted to DXL in fiscal 2023 performed stronger than the chain, with comparable sales to date approximately flat.

Gross Margin

For the first quarter of fiscal 2024, our gross margin rate, inclusive of occupancy costs, was 48.2% as compared to a gross margin rate of 48.6% for the first quarter of fiscal 2023.

Our gross margin rate decreased by 40-basis points, with an increase of 175-basis points in occupancy costs primarily due to the deleveraging of sales and increased rents as a result of lease extensions, which was partially offset by an increase in merchandise margin of 135-basis points. The improvement in merchandise margin of 135-basis points was due to a shift in merchandise mix, favorable shipping costs and a reduction in loyalty expense and marketplace commissions. For 2024, we expect gross margin rates to be approximately 30- to 50-basis points lower than fiscal 2023 and reflect some occupancy deleveraging due to lower sales expectations.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2024 were 41.1% as compared to 38.5% for the first quarter of fiscal 2023.

On a dollar basis, SG&A expenses decreased by $0.8 million as compared to the first quarter of fiscal 2023. The decrease was primarily due to a decrease in store payroll and performance-based incentive accruals, partially offset by an increase in advertising costs and operating costs to support our long-range growth initiatives.

Marketing costs were 6.3% of sales for the first quarter of fiscal 2024 as compared to 5.5% of sales for the first quarter of fiscal 2023. For fiscal 2024, marketing costs are expected to be approximately 7.0%-7.5% of sales.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 23.0% of sales in the first quarter of fiscal 2024 as compared to 21.1% of sales in the first quarter of fiscal 2023. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 18.1% of sales in the first quarter of fiscal 2024 as compared to 17.4% of sales in the first quarter of fiscal 2023.

Interest Income (Expense), Net

Net interest income for the first quarter of fiscal 2024 was $0.6 million, as compared to $0.3 million for the first quarter of fiscal 2023. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility during either period.

Income Taxes

Our tax provision for income taxes for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the first quarter of fiscal 2024, the effective tax rate was 30.4% as compared to an effective tax rate of 26.6% for the first quarter of fiscal 2023. The increase in the effective tax rate was primarily due to permanent book to tax differences combined with a lower pretax income as compared to the first quarter of fiscal 2023.

Net Income

For the first quarter of fiscal 2024, net income was $3.8 million, or $0.06 per diluted share, as compared to net income for the first quarter of fiscal 2023 of $7.0 million, or $0.11 per diluted share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the first quarter of fiscal 2024 was $8.2 million, as compared to $12.6 million for the first quarter of fiscal 2023.

Cash Flow

Cash flow from operations for the first three months of fiscal 2024 was $(1.1) million as compared to $(4.2) million for the first three months of fiscal 2023. Free cash flow, a non-GAAP measure, was $(7.0) million for the first three months of fiscal 2024 as compared to $(5.9) million for the first three months of fiscal 2023. The decrease in free cash flow was primarily due to an increase in capital expenditures primarily related to the store openings as well as due to a decrease in operating income.

	For the three months ended
(in millions)	May 4, 2024	April 29, 2023
Cash flow from operating activities (GAAP basis)	$(1.1)	$(4.2)
Capital expenditures	(5.9)	(1.7)
Free Cash Flow (non-GAAP basis)	$(7.0)	$(5.9)

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of May 4, 2024, we had cash and investments of $53.2 million as compared to $46.0 million as of April 29, 2023, with no outstanding debt in either period. We did not have any borrowings under our credit facility during either period and, as of May 4, 2024, the availability under our credit facility was $79.2 million, as compared to $93.8 million as of April 29, 2023. Availability under our credit facility is primarily driven by our available inventory.

As of May 4, 2024, our inventory decreased approximately $9.0 million to $91.2 million, as compared to $100.3 million as of April 29, 2023. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending. At May 4, 2024, our clearance inventory was 9.7% of our total inventory, as compared to 7.8% at April 29, 2023 and still below our historical benchmark of approximately 10.0%. Our inventory turnover rate has improved by almost 30% from fiscal 2019.

Stock Repurchase Program

In March 2023, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we were initially authorized to repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions. On November 15, 2023, our Board increased the authorization from $15.0 million to $25.0 million.

During the first quarter of fiscal 2024, we repurchased 52,802 shares at a total cost, including fees, of $211,182, completing our stock repurchase program.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2021 through the end of the first quarter of fiscal 2024:

	At May 4, 2024		Year End 2023		Year End 2022		Year End 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	233	1,732	232	1,725	218	1,663	220	1,678
DXL outlets	15	76	15	76	16	80	16	80
CMXL retail	17	55	17	55	28	92	35	115
CMXL outlets	19	57	19	57	19	57	19	57
Total	284	1,920	283	1,913	281	1,892	290	1,930

During the first quarter of fiscal 2024, we opened a new DXL store in Coon Rapids, Minnesota. Subsequent to the end of the first quarter, we opened our second store in Thousand Oaks, California and expect to open six additional DXL stores by end of fiscal 2024. During fiscal 2024, we also plan to convert five Casual Male stores to the DXL store format and remodel five of our existing DXL stores. We expect our capital expenditures to range from $22.0 million to $25.0 million in fiscal 2024. Over the next three to five years, we believe we could potentially open approximately 50 net new DXL stores across the country, which could average 6,000 square feet or 300,000 sq. ft. in total, a 15% increase over our current square footage.

Digital Commerce Information

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the first quarter of fiscal 2024, our direct sales were $34.6 million, or 30.0% of retail segment sales, as compared to $38.1 million, or 30.4% of retail segment sales in the first quarter of fiscal 2023.

Financial Outlook

Our guidance for fiscal 2024 assumed that we would start seeing an improvement in consumer discretionary spending. However, the macroeconomic pressures persisted during the first quarter of fiscal 2024, which negatively impacted traffic, especially to our stores. Based on our current sales trends, we are guiding to the low-end of our previous sales guidance, which is $500 million, with a mid-single digit decrease in comparable sales. We currently believe that with our continued management of inventory and operational expenses we can achieve a 7% adjusted EBITDA margin for fiscal 2024.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, May 30, 2024, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI15303969a7324417ab612648ffe1c40c. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/876fir7p. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain), if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2024, including expected sales, gross margin rate and adjusted EBITDA margin; expected sales trends for fiscal 2024; expected marketing costs and expected capital expenditures in fiscal 2024; expected store openings and store conversions in fiscal 2024; our long-range strategic plan and the expected impact of our strategic initiatives on future growth, including with respect to raising brand awareness, store development and future alliances and collaborations; our ability to manage inventory; and expected changes in our store portfolio and long-term plans for new or relocated stores. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 21, 2024, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the Israel-Hamas conflict and the ongoing Russian invasion of Ukraine on the global economy; potential labor shortages; and the Company’s ability to execute on its marketing, digital, store and collaboration strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 4, 2024	April 29, 2023
Sales	$115,489	$125,442
Cost of goods sold including occupancy	59,807	64,526
Gross profit	55,682	60,916

Expenses:
Selling, general and administrative	47,523	48,281
Depreciation and amortization	3,278	3,477
Total expenses	50,801	51,758

Operating income	4,881	9,158

Interest income, net	570	339

Income before provision for income taxes	5,451	9,497
Provision for income taxes	1,658	2,530

Net income	$3,793	$6,967

Net income per share:
Basic	$0.07	$0.11
Diluted	$0.06	$0.11

Weighted-average number of common shares outstanding:
Basic	58,036	62,690
Diluted	60,963	66,316

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
May 4, 2024, February 3, 2024 and April 29, 2023
(In thousands)
(unaudited)

	May 4,	February 3,	April 29,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$16,328	$27,590	$29,933
Short-term investments	36,891	32,459	16,064
Inventories	91,238	80,968	100,258
Other current assets	10,438	12,228	8,895
Property and equipment, net	44,325	43,238	35,766
Operating lease right-of-use assets	155,591	138,118	125,981
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	20,181	21,533	29,072
Other assets	485	457	549
Total assets	$376,627	$357,741	$347,668

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$28,483	$17,353	$25,879
Accrued expenses and other liabilities	25,367	36,898	32,201
Operating leases	169,227	154,537	143,916
Stockholders' equity	153,550	148,953	145,672
Total liabilities and stockholders' equity	$376,627	$357,741	$347,668

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the three months ended
	May 4, 2024	April 29, 2023
(in millions)
Net income (GAAP basis)	$3.8	$7.0
Add back:
Provision for income taxes	1.7	2.5
Interest income, net	(0.6)	(0.3)
Depreciation and amortization	3.3	3.5
Adjusted EBITDA (non-GAAP basis)	$8.2	$12.6

Sales	$115.5	$125.4
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	7.1%	10.1%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the three months ended
(in millions)	May 4, 2024	April 29, 2023
Cash flow from operating activities (GAAP basis)	$(1.1)	$(4.2)
Capital expenditures	(5.9)	(1.7)
Free Cash Flow (non-GAAP basis)	$(7.0)	$(5.9)

FISCAL 2024 FORECAST

GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(unaudited)

	Projected
	Fiscal 2024
(in millions, except per share data and percentages)		per diluted share
Sales at low-point of range	$500.0
Net income (GAAP basis)	16.2	$0.26
Add back:
Provision for income taxes	6.0
Interest income, net	(2.5)
Depreciation and amortization	15.3
Adjusted EBITDA (non-GAAP basis)	$35.0
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	7.0%

Weighted average common shares outstanding - diluted	61.7